Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CervoMed Inc. of our report dated March 13, 2026, relating to the consolidated financial statements of CervoMed Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K of CervoMed Inc. for the year ended December 31, 2025, which is incorporated by reference in this Registration Statement of Form S-8 of CervoMed Inc.

/s/ RSM US LLP

Boston, Massachusetts

August 7, 2026